VOTING AGREEMENT

Voting Agreement (the “Agreement”) dated as of March 31, 2008, by and among Legend Media, Inc., a Nevada corporation (the “Company”), ARC Investment Partners LLC, Tapirdo Enterprises LLC, Loeb Enterprises II LLC, Jeffrey Dash, Aries Equity Corp. and Nalp Capital LLC (together, the "Majority Shareholders"), and Maoming China Fund, a limited partnership (the "Purchaser"). The Company, the Majority Shareholders and the Purchaser are sometimes collectively referred to herein as the “Parties.”

A. The Company and the Purchaser are parties to a Securities Purchase Agreement, dated as of March 31, 2008 (the "Purchase Agreement"), whereby the Purchaser has agreed to purchase 1,250,000 shares of the Company's Series A Preferred Stock, par value $0.001 per share ("Preferred Stock"), and 600,000 warrants ("Warrants") to purchase shares of the Company's Common Stock, par value $0.001 per share ("Common Stock"), at the First Closing, and 833,333 shares of Preferred Stock and 400,000 Warrants at the Second Closing.

B. The execution of this Agreement by the Parties is a condition precedent to the obligations of the Company and the Purchaser pursuant to the Purchase Agreement.

C. The Majority Shareholders will derive a substantial benefit upon the consummation and performance of the Purchase Agreement by the Company and the Purchaser.

D. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Election to the Company's Board of Directors.

(a) Upon the First Closing and for so long as the Purchaser owns Preferred Stock (or, after their conversion, Common Stock) representing at least 5% of the outstanding Common Stock of the Company (on a fully-diluted basis), the Majority Shareholders each agree to vote their shares of Common Stock of the Company over which they have voting control and to take all other necessary actions within their control (whether as a shareholder, director or officer of the Company or otherwise, and including without limitation attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary actions within its control (including, without limitation, calling annual and special board and shareholder meetings), so that one individual designated by the Purchaser (the "Purchaser Designee") shall be elected to the board of directors of the Company (the "Board of Directors").

(b) If the Purchaser fails to designate the Purchaser Designee pursuant to Section 1(a) or if the director designated by the Purchaser resigns or otherwise is no longer serving on the Board of Directors, such directorship shall remain vacant until the Purchaser designates an individual to serve on the Board of Directors.

(c) The Purchaser shall be entitled to remove the Purchaser Designee from the Board of Directors and shall be entitled to designate a new Purchaser Designee to fill such vacancy. The Majority Shareholders acknowledge and agree that the Purchaser Designee shall only be removed with the prior written consent (or affirmative vote) of the Purchaser.

(d) To the extent that any provision of the Company's Articles of Incorporation, as amended from time to time (the "Articles of Incorporation"), or Bylaws is inconsistent with the provisions of this Agreement, the Purchaser, the Company and the Majority Shareholders agree to take all actions necessary to effect such amendments to the Articles of Incorporation or Bylaws as may be necessary and appropriate to give full effect to the provisions of this Agreement.

2. No Liability for Election of Purchaser Designee. None of the Company, the Majority Shareholders or any officer, director, shareholder, partner, employee or agent of such Party, makes any representation or warranty as to the fitness or competence (or will have any liability for the election) of the Purchaser Designee to serve on the Board of Directors of the Company by virtue of such Party’s execution of this Agreement or by the act of such Party in voting for such Purchaser Designee pursuant to this Agreement.

3. Grant of Proxy. Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

4. Specific Enforcement. The parties acknowledge and agree that money damages are not an adequate remedy for violations of this Agreement and that application may be made to a court of competent jurisdiction for specific performance, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order, or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof, including without limitation requiring a formal voting trust arrangement. Each Party hereto waives any objection to the imposition of such relief and any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

5. Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.

6. Other Matters. This Agreement shall not affect the rights of the Majority Shareholders with respect to voting on any matters on which shareholders of the Company are entitled to vote, whether granted by law or by the Articles of Incorporation, except with respect to the election of directors of the Company provided for in Section 1 hereof.

7. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. The Purchaser shall not be entitled to assign its rights hereunder (whether in connection with any transfer of its Common Stock, Preferred Stock, Warrants or otherwise) without the prior written consent of each of the Majority Shareholders.

8. Covenants of the Company. The Company agrees to use commercially reasonable efforts to provide that the parties to this Agreement enjoy the benefits of this Agreement. Such actions include, without limitation, the nomination of the Purchase Designee as provided above. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed under this Agreement by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Agreement and in the taking of all such actions as may be reasonably necessary to protect the rights of the parties to this Agreement against impairment.

9. Miscellaneous Provisions.

(a) Governing Law; Amendments. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflicts of laws, rules or provisions. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of each of the Majority Shareholders and the Purchaser. Any amendment or waiver so effected shall be binding upon the Company, the Majority Shareholders, the Purchaser and each of their successors and permitted assigns.

(b) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(c) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof and no Party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

(d) Term. This Agreement shall terminate and be of no further force or effect upon the earlier to occur of: (i) December 31, 2008, if the First Closing has not occurred by such date; (ii) if the First Closing has occurred on or before December 31, 2008, such date thereafter that the Purchaser no longer owns Preferred Stock (or, after their conversion, Common Stock) representing at least 5% of the outstanding Common Stock of the Company (on a fully-diluted basis); (iii) the consummation by the Company of a transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company pursuant to the Company’s Articles of Incorporation (including the Certificate of Designation); or (iv) the written consent of each of the Majority Shareholders and the Purchaser.

(e) Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given: (i) upon delivery, if delivered by hand; (ii) one business day after the business day of deposit for overnight delivery with Federal Express or similar overnight courier, freight prepaid; or (iii) the business day of delivery by facsimile transmission with oral confirmation of receipt, if deliverable by facsimile transmission. All communications shall be sent to the Party to be notified at the address as set forth on the signature page of the Purchase Agreement, the address set forth in the Company’s stock records, if the Party is not a signatory to the Purchase Agreement, or at such other address as such Party may designate by five days advance written notice to the other parties hereto.

(f) Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first above written.

COMPANY:

LEGEND MEDIA, INC.

By:	/s/ Jeffrey Dash
Name: Jeffrey Dash
Title: Chief Executive Officer

MAJORITY SHAREHOLDERS:

By:	/s/ Jeffrey Dash
Name: Jeffrey Dash Title: Individual

ARC Investment Partners, LLC:

By:	/s/ Adam Roseman
Name: Adam Roseman Title: Chief Executive Officer

Tapirdo Enterprises, LLC:

By:	/s/ Adam Roseman
Name: Adam Roseman Title: Manager

Loeb Enterprises II LLC:

By:	/s/ Richard Vogel
Name: Richard Vogel Title: COO

Nalp Capital, LLC:

By:	/s/ illegible
Name: illegible Title: illegible

Aries Equity Corp.:

By:	/s/ illegible
Name: illegible Title: illegible

PURCHASER:

MAOMING CHINA FUND

By:	/s/ Julien Moulin
Name: Julien Moulin
Title: Director